Exhibit 1.1

Pivotal Expands Strategic Alliance With Microsoft

Companies collaborate to launch global initiative focused on manufacturing, financial services and healthcare insurance markets

FOR IMMEDIATE RELEASE

Vancouver, BC - September 20, 2005 - Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider for mid-sized enterprises and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced the expansion of a long-standing strategic alliance with Microsoft Corporation. The expansion includes new initiatives designed to increase adoption of Microsoft and Pivotal technologies in the manufacturing, financial services and healthcare insurance markets.

“Microsoft continues to strengthen its relationship with Pivotal because of Pivotal’s deep focus on developing Microsoft-based solutions. The company has gained considerable momentum in the manufacturing, financial services and healthcare insurance verticals, and as a part of a multinational corporation, Pivotal can help increase adoption of Microsoft .NET technologies outside of North America,” said Rob Bernard, general manager, developer and platform evangelism, Microsoft Corp. “For more than 11 years, Pivotal has visibly demonstrated its commitment to the Microsoft platform. We look forward to continued collaboration and to increased joint momentum in building vertical-based industry solutions.”

Since 1996, Microsoft and Pivotal have engaged in joint business development activities that have produced more than 1800 joint customers around the world. Recent co-marketing engagements in 2005 include: Pivotal’s participation with Microsoft in a six-city tour for the Get Ready for SQL Server 2005 Roadshow; Microsoft’s sponsorship of Pivotal’s Homebuilder User Group Meeting in Dallas on May 25 and 26; a jointly sponsored event featuring Gartner analyst Janice Young on June 8; and Microsoft’s participation in several educational Web events for the financial services and healthcare insurance markets.

Pivotal and Microsoft’s latest set of initiatives are centered on the manufacturing, financial services and healthcare insurance markets, all fast-growing markets with unique customer relationship management requirements. The companies are collaborating closely on a series of co-development, co-marketing and co-selling activities.

In addition, Pivotal and Microsoft are working together to increase awareness and adoption of Microsoft .NET technologies including Microsoft SQL Server 2005, SQL Server 2005 Analysis Services, Office 2003, the forthcoming Microsoft Windows Vista (the next version of the Windows operating system), Visual Studio 2005, and Windows Communication Foundation, a set of .NET technologies for building and running connected systems. Pivotal CRM solutions will be fully optimized to bring customers the increased performance, security, scalability, interoperability and usability benefits of the .NET technologies.

According to Rick Marquardt, president, Pivotal, “With more than 1800 joint customers worldwide Pivotal has a long-standing history of technology innovation with Microsoft’s platform and extensive product line. Through this expanded agreement we will combine Microsoft’s powerful .NET platform and Pivotal’s industry-specific CRM applications to continue to provide our customers with superior performance, security features, usability, interoperability and scalability. We are pleased to be joining with Microsoft on this wide-reaching global partnership which embraces all aspects of our business, from research and development to go-to-market activities.”

Added Bruce Kenny, senior vice president, products, Pivotal, “Our partnership is based on a shared commitment to Web services as the foundation for the next generation of enterprise software. Pivotal’s roadmap calls for even deeper integration between Microsoft .NET and the Pivotal platform and applications, continuing our commitment to deliver the richest and most flexible business-critical CRM applications and technologies running in collaboration with Microsoft .NET. Additionally, Pivotal’s Microsoft-based solutions will greatly enhance access to Pivotal functionality for developers using Microsoft Visual Studio .NET and will increase the interoperability between Pivotal solutions and the Microsoft Office System.”

According to Randy Heffner, vice president, Forrester Research, “.NET represents a big architectural change for Microsoft’s customers, and it is very much to Microsoft’s credit that it successfully kept and grew its customer base during the transition. That 56% of firms do most development on .NET is truly impressive. How did Microsoft do it? Forrester clients often cite Microsoft’s great development tools as a reason they use .NET.”

* Forrester Research, Inc. “.NET Versus J2EE: .NET Has Clearly Arrived,” Randy Heffner with Carey E. Schwaber and Mike Gilpin, September 1, 2004

About Pivotal

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, AvMed Health Plans, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Corporation and CDC Software, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to help increase adoption of Microsoft and Pivotal technologies in the manufacturing, financial services and healthcare insurance markets, increase awareness and adoption of Microsoft .NET technologies including Microsoft SQL Server 2005, SQL Server 2005 Analysis Services, Office 2003, the forthcoming Microsoft Windows Vista (the next version of the Windows operating system), Visual Studio 2005, and Windows Communication Foundation. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com